Exhibit 23.2

Consent of Independent Registered Public
Accounting Firm

We consent to the use of our reports dated February 15, 2011, incorporated by reference in the Annual Report on Form 10-K of Smurfit-Stone Container Corporation for the year ended December 31, 2010, with respect to the consolidated financial statements and schedule of Smurfit-Stone Container Corporation, and the effectiveness of internal control over financial reporting of Smurfit-Stone Container Corporation, incorporated by reference in this Form 10-K/A.

/s/ ERNST & YOUNG LLP

St. Louis, Missouri March 29, 2011